Exhibit 5.1

September 11, 2009

Xplore Technologies Corp.

14000 Summit Drive

Suite 900

Austin, Texas 78728

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Xplore Technologies Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 30,228,615 shares of the Company’s Common Stock issuable pursuant to the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) and Amended and Restated Share Option Plan (the “Amended and Restated Plan”) and 5,000,000 shares of the Company’s Common Stock (collectively, the “Shares”), issuable pursuant to the 2009 Employee Stock Purchase Plan (together with the 2009 Plan and the Amended and Restated Plan, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.  This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP